Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       DOUBLE EAGLE PETROLEUM AND MINING CO.
            -------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Wyoming
                      -----------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   83-0214692
                    ----------------------------------------
                      (I.R.S. Employer Identification No.)

                       777 Overland Trail (P.O. Box 766)
                             Casper, Wyoming 82602
                                (307) 237-9330
            -------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          Stephen H. Hollis, President
                     Double Eagle Petroleum And Mining Co.
                       777 Overland Trail (P.O. Box 766)
                             Casper, Wyoming 82602
                                (307) 237-9330
            -------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                        1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

                              --------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                     Proposed
 Title of each                   Proposed maximum     maximum
    class of      Amount to be    offering price     aggregate      Amount of
securities to be   registered       per share     offering price  registration
   registered                                                          fee



Common Stock         400,000         $4.3125        $1,728,600        $481

Common Stock
Underlying Stock
Options              100,000          $2.00          $200,000          $56


TOTAL                500,000                        $1,928,600        $537

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Stock Market on November 10, 1999, which is within five business days of the date of filing (November __, 1999).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 16, 1999
                             SUBJECT TO COMPLETION


                     DOUBLE EAGLE PETROLEUM AND MINING CO.
                         500,000 Shares Of Common Stock

     This Prospectus relates to the transfer of up to 500,000 shares of common stock of Double Eagle Mining And Petroleum Co. by the selling shareholders identified in this prospectus. We will not receive any of the proceeds from the sale of these shares. These shares include 400,000 shares that were acquired by the selling shareholders pursuant to a private placement exempt from registration pursuant to federal and state securities laws in October 1999 and 100,000 shares that may be issued upon the exercise of stock options issued in a private placement to one entity in July 1999.

     The selling shareholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices.

     Our common stock is listed on the Nasdaq SmallCap Stock Market under the symbol "DBLE". On November 12, 1999, the closing sale price of the common stock was $4.4375 per share.

     Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









                 The date of this prospectus is          , 1999
                                                ---------

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
PROSPECTUS SUMMARY..................................................2

RISK FACTORS........................................................3

THE COMPANY.........................................................5

PLAN OF DISTRIBUTION................................................7

LEGAL MATTERS.......................................................9

EXPERTS.............................................................9

SECURITIES AND EXCHANGE COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION..........................................10

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS............................................10

WHERE YOU CAN FIND MORE INFORMATION................................10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................11

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the Common Stock. You should read this entire prospectus carefully, including the "Risk Factors" section.

The Company            We explore for, develop, produce and sell crude
                       oil and natural gas.  We concentrate our
                       activities in areas in which we believe we have
                       accumulated detailed geologic knowledge and
                       developed significant management experience.  Our
                       current areas of exploration and development are
                       focused in:

                       o the Moxa Arch in southwestern Wyoming
                       o the Powder River Basin in northeastern Wyoming
                       o the Washakie Basin in south central Wyoming
                       o the Wind River Basin in central Wyoming, and
                       o the Christmas Meadows area in northeastern Utah

                       As of August 31, 1999, we owned interests in a total of approximately 263 gross, 10.95 net, producing wells.

The Offering           The selling shareholders may sell a total of
                       500,000 shares of common stock.  These shares
                       consist of 400,000 shares acquired by the selling
                       shareholders pursuant to a private placement
                       exempt from registration pursuant to federal and
                       state securities laws in October 1999 and 100,000
                       shares that may be issued upon the exercise of
                       stock options issued in a private placement to one
                       entity in July 1999.

                       We will not receive any proceeds from the sale of common stock by the selling shareholders.

Company Offices        Our offices are located at 777 Overland Trail
                       (P.O. Box 766), Casper, Wyoming 82602, telephone
                       number (307) 237-9330.

                                  RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning the company in addition to the other information in this prospectus.

We have had operating losses in the past.

     We have reported net losses for four of our past six fiscal years, including losses of $420,278 in 1998, $21,143 in 1996, $341,616 in 1994, and
$76,421 in 1993. In addition, without considering net proceeds from sales of properties, we had net losses before taxes of $514,297 in 1998, $19,820 in 1997, $139,638 in 1996, $387,583 in 1995, $350,088 in 1994, and $213,500 in 1993.
There is no assurance that our current or future operations will be profitable.

We depend on a key employee.

     We are highly dependent on the services of Stephen H. Hollis, our Chairman of the Board and Chief Executive Officer. The loss of Mr. Hollis could have a material adverse effect on us. We do not carry "key man" life insurance on Mr. Hollis.

We cannot predict the future price of oil and natural gas.

     Our revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas, which can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. In addition, sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond our control.

We could be adversely impacted by changes in the oil and gas market.

     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

We may be unable to find additional reserves.

     Our revenues depend on whether we acquire or find additional reserves. Unless we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Our planned exploration and development projects may not result in significant additional reserves. We may be unable to drill productive wells at low reserve replacement costs.

Our stock price may be adversely impacted by our choice of accounting method.

     We use the "successful efforts" method for capitalizing costs of completed oil and gas wells. Under the successful efforts method, only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and non-producing properties are evaluated periodically and, if conditions warrant, an impairment allowance is provided. The impairment allowance is a one-time charge to earnings which does not impact cash flow from operating activities, but may result in a negative impression in the investment community and lower stock prices.

Oil and gas operations are inherently risky.

     The nature of the oil and gas business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We maintain insurance against some, but not all, of these risks. Management believes that the level of insurance against these risks is reasonable and is in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position and results of operations.

New government regulation and environmental risks could increase our costs.

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations. These include:

o  the prevention of waste
o  the discharge of materials into the environment
o the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations
o  the spacing of wells
o  the unitization and pooling of properties

      Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with applicable environmental and other government laws and regulations, we may incur significant costs for compliance in the future.

Our prices may be impacted adversely by new taxes.

     The federal, state and local governments in which we operate impose taxes on the oil and gas products we sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil and natural gas prices.

A block of our stock is owned by insiders.

     As of May 3, 1999, our current officers and directors as a group, together with their affiliates, owned approximately 23.7 percent of our stock.

Our reserves and future net revenues may differ significantly from our estimates.

     The documents incorporated by reference into this Prospectus contain estimates of our reserves and future net revenues. We prepared these documents and they have not been reviewed by an independent petroleum engineer. The estimates of reserves and future net earnings are not exact and are based on many variable and uncertain factors; therefore, the estimates may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. In addition, estimates of reserves also are extremely sensitive to the market prices for oil and gas.

There is limited liquidity in our shares.

     There is a limited market for our shares and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with them as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares securities. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral.

                                  THE COMPANY

     We explore for, develop, produce and sell crude oil and natural gas. We concentrate our activities in areas in which we believe we have accumulated detailed geologic knowledge and developed significant management experience. Our current areas of exploration and development are focused in:

o  the Moxa Arch in southwestern Wyoming
o  the Powder River Basin in northeastern Wyoming
o  the Washakie Basin in south central Wyoming
o  the Wind River Basin in central Wyoming, and
o  the Christmas Meadows area in northeastern Utah

      As of August 31, 1999, we owned interests in a total of approximately 263 gross, 10.95 net, producing wells.

      Our common stock is traded on the Nasdaq SmallCap Market under the ticker symbol "DBLE" and our warrants are traded under the symbol "DBLEW". On November 10, 1999, the last sale prices were $4.50 per share of common stock and $1.53125 per warrant. Our corporate office is located at 777 Overland Trail (P.O. Box
766), Casper, Wyoming 82602. Our telephone number is (307) 237-9330 and our fax number is (307) 266-1823.

Recent Developments

     For the year ended August 31, 1999, oil constituted approximately 75 percent and natural gas constituted approximately 25 percent of our production (calculating six thousand cubic feet ("Mcf") of gas production as equal to one barrel of oil production). We also have undeveloped acreage in other basins and are evaluating the possibility of additional activity in other areas.

     In December 1998, we issued 374,750 shares of common stock, together with warrants to purchase 374,750 shares of common stock, in a private placement exempt from federal and state securities laws. The warrants entitle their holders to purchase common stock at a price of $1.375 per share until October 16, 2003. The warrants are different than the common stock purchase warrants that the Company sold in a public offering in December 1996.

     In October 1998, we issued options to purchase 36,500 shares of common stock, at an exercise price of $1.375 per share, to Thomas J. Vessels in connection with a services agreement that we entered into with Mr. Vessels. Mr. Vessels subsequently was elected to serve as a member of our board of directors under that services agreement. In December 1998, Mr. Vessels also purchased 76,750 shares of common stock and 76,750 warrants in the private placement described above.

     In July 1999, Phoenix Alliance, Inc. agreed to provide consulting services to us. Phoenix Alliance agreed to implement a public relations program, provide financial public relations information to the investment community, and to provide other agreed upon services. These services were provided for a three-month period and then on a month-to-month basis. We agreed to issue Phoenix Alliance warrants to purchase 100,000 shares of common stock for $2.00 per share until July 29, 2002. This prospectus will be used by Phoenix Alliance to sell the common stock that it will receive if it exercises the warrants. Phoenix Alliance agreed not to sell any of those shares before July 29, 2000. See "Plan Of Distribution."

     In October 1999, we issued 400,000 shares of common stock at $2.75 per share, for total proceeds of $1.1 million, in a private placement to the selling shareholders. This prospectus will be used by the selling shareholders to sell the common stock they purchased in that private placement. See "Plan Of Distribution".

Summary And Status of Our Significant Projects

     The following is a summary of the current status of our significant projects:

     ALLEN #1 DEEP WELL (Fremont County, Wyoming) has been drilled and cased to a depth of 12,160 feet. Completion of the well is scheduled to begin October 29, 1999. We are the operator and have a 23.53% working interest before payout and up to a 36.04% working interest after payout depending on the formation in which the well is completed.

     CAVE GULCH #4-19 WELL (Cave Gulch Field, Natrona County, Wyoming). We anticipate this well, which is operated by Barrett Resources Corporation, to again begin drilling in the next 90 days. We have a 2% working interest before payout and 1% after payout. The well's progress was halted on August 13, 1998 to use the well to kill the blowout sustained by Barrett at its #1-29 well.
That well, which is / mile away from the #4-19, is now back on line producing 15 million cubic feet per day ("MMCFD").

     COW CREEK FIELD (Carbon County, Wyoming). We hired a consulting engineer to construct a plan of development to recomplete a well as a coal bed methane producer. Work began on October 1, 1999. We continue to increase our acreage holdings, which are now at 39,102 gross and 19,579 net acres, in the prospect. Nine coal bed methane wells have been staked by other operators in the area.

     GRAHAM WELL (Fremont County, Wyoming). We are testing the flow of natural gas from our 100% owned and operated #2 Well into Tom Brown Inc.'s gathering/separation facility. Early indications from the Tom Brown Inc. staff indicate the well should produce 200 Mcf per day for us.

     MOXA ARCH (Sweetwater County, Wyoming). We have working interests ranging from 1.625% to 10.78% in five wells initially proposed by Cabot Oil and Gas Company. Each well will be drilled to an average depth of 11,000 feet to evaluate the Frontier and Dakota Formations at an average total cost of $550,000 per well. One well has reached its total depth with good gas shows in both formations. We anticipate that the remaining wells will be drilled in sequence during the fourth quarter of calendar 1999 _ and perhaps during January 2000.

     PINEDALE ANTICLINE (Mesa Unit, Sublette County, Wyoming). We have a 6.25% working interest in a well that began drilling on September 5, 1999 by Questar Corporation. The well has been drilled and cased to 13,050 feet and completion work is scheduled to begin October 28, 1999. The well is a one-half mile offset to a well recently drilled and completed by Ultra Resources for 5 MMCFD. New completion techniques in this area have been perfected by McMurry Oil Company and Amoco at Jonah Field, 20 miles southeast. One additional well currently is drilling.

     ROCK ISLAND (#4-H Well, Sweetwater County, Wyoming). We have begun receiving a portion of our royalty payment from the production of the #4-H well, which began production in May 1999 at a rate of 12 MMCFD. A similar well currently is being drilled by Union Pacific Resources Corporation two miles away, which also will begin providing royalty payments to us. That well should be completed by the end of calendar year 1999.

Strategy

     Our strategy is to increase our cash flow and oil and gas reserves by developing and marketing oil and gas prospects. When marketing a prospect to another entity, we attempt to receive a promoted or carried interest in the initial well for the prospect. We then will participate proportionately in the drilling of any development wells on the prospect. In prior years, we have undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct our focus to generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, we will be using more resources for drilling rather than for lease acquisition. We believe that in a shorter time period we will be exposed to a greater number of opportunities to increase reserves and cash flow.

                              PLAN OF DISTRIBUTION

      We are registering 500,000 shares of our common stock on behalf of the selling shareholders pursuant to registration rights granted to the selling shareholders. We issued 400,000 of these shares to the selling shareholders in a private placement exempt from registration under federal and state securities laws in October 1999. The other 100,000 shares may be purchased by one of the selling shareholders, Phoenix Alliance, upon the exercise of stock options issued in a private placement exempt from registration in July 1999. Phoenix Alliance may not sell any of these shares prior to July 29, 2000. We will bear all fees and expenses incident to our obligation to register these shares. We will not receive any of the proceeds from the sale of these shares, although we will receive the exercise price of Phoenix Alliance's options if they are exercised. Those funds, if any, will be used for working capital and general and administrative purposes.

     The selling shareholders, or their donees, pledgees, transferees or other successors in interest, may choose to sell their shares from time to time on any national securities exchange or quotation service (including The Nasdaq SmallCap Market), in the over-the-counter market or through the writing of options, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, the selling shareholders, or their donees, pledgees, transferees or other successors in interest, may choose one or or more of the following alternatives:

o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and
o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders also may sell shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares.

     If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of shares from whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The selling shareholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders and any such brokers against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     Wasserstein Perella Securities, Inc. has been acting as a market-maker in our shares. The selling shareholders, including Wasserstein Perella Securities, Inc., and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the 1934 Act, including, without limitation, Regulation M of the 1934 Act, which may limit the timing of purchases and sales of any of the offered securities by the selling shareholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of the shares and the ability of any person or entity, including Wasserstein Perella, to engage in market-making activities with respect to the shares.

     The following table sets forth the names of the selling shareholders, the number of shares of common stock owned by the selling shareholders before the offering, the number of shares of common stock to be offered by the selling shareholders, the number of shares owned by the selling shareholders after the offering, and the percentage of shares of common stock owned after the offering.


                                 Number of Shares
                                 Of Common Stock  Number Of      Number Of
                                 Owned Before     Shares To Be   Shares Owned
Name                             Offering         Offered (1)    After Offering


Wasserstein Perella Securities,           200,000        200,000        0

John Lockridge                            245,500         87,500     158,000

Robert G. James                            77,000         77,000        0

Catherine James Paglia                      7,000          7,000        0

Ralph M. James                              3,500          3,500        0

H. Leigh Severance                         17,000          7,000     10,000

H.L. Severance Pension Plan And            23,000          3,000     20,000
Trust (established 1-26-77)

H.L. Severance Profit Sharing              18,000          8,000     10,000
Plan (established 1-26-77)

H. Leigh Severance Trustee FBO             14,000          4,000     10,000
Emily A. Severance Irrevocable
Trust (established 8/15/95)

Sharon M. Severance                         3,000          3,000        0

Phoenix Alliance                    188,000(2)(3)     100,000(3)     88,000

      TOTAL SHARES OFFERED                               500,000

__________________
(1) The number of shares of common stock to be sold assumes that the selling shareholders elect to sell all the shares of Common Stock received in the private placement.
(2) Includes 100,000 shares of common stock underlying options to purchase common stock for $2.00 per share until July 29, 2002.
(3) Includes 88,000 shares owned by Phil Huss, the President and owner of Phoenix Alliance, Inc.

                                LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this prospectus. Attorneys employed by that law firm beneficially own 31,000 shares of common stock, and 31,000 common stock purchase warrants that were purchased in the Company's December 1996 public offering.

                                    EXPERTS

     The consolidated financial statements of Double Eagle Petroleum And Mining Co. appearing in our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998 have been audited by Lovelett, Hargens & Skogen, P.C., formerly known as Hocker, Lovelett, Hargens & Skogen, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

                 SECURITIES AND EXCHANGECOMMISSION POSITION ON
                            CERTAIN INDEMNIFICATION

     The Wyoming Business Corporation Act (the "WBCA") provides for mandatory indemnification of directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are wholly successful, on the merits or otherwise, in defense of the proceeding. The WBCA also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

     Our articles of incorporation provide that directors and officers shall be indemnified for reasonable expenses or liability incurred in connection with any proceeding to which they are made a party by reason of their status as a director or officer except if they are adjudged to be liable for fraud or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the Securities And Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

             DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                             CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot be sure that these expectations will prove to be correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement. Statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you shall review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The
                                                      ------------------
SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                  INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the Securities And Exchange Commission will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

o    Our Annual Report on Form 10-KSB for the year ended August 31, 1998;

o Our Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1998, February 28, 1999, and May 31, 1999;

o The description of our common stock contained in our registration statement on Form 10, filed on September 11, 1972;

o Our Proxy Statement dated December 14, 1998 concerning our Annual Meeting of Shareholders held on January 20, 1999; and

o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to Stephen H. Hollis, President, Double Eagle Petroleum And Mining Co., 777 Overland Trail (P.O. Box 766), Casper, Wyoming 82602, telephone (307) 237-9330.









                                               DOUBLE EAGLE PETROLEUM
                                                   AND MINING CO.

                                           500,000 Shares of Common Stock



                                               ________________________

                                                 SELLING SHAREHOLDER
                                                      PROSPECTUS
                                               ________________________
         TABLE OF CONTENTS           Page
                                     ----

PROSPECTUS SUMMARY................      3
RISK FACTORS......................      3
THE COMPANY.......................      5
PLAN OF DISTRIBUTION..............      7
LEGAL MATTERS.....................      9
EXPERTS...........................      9
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON                          ___________, 1999
  CERTAIN INDEMNIFICATION.........     10
DISCLOSURE REGARDING FORWARD
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS...........     10
WHERE YOU CAN FIND MORE
  INFORMATION.....................     10
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE....................     11


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.
-----------------------------------------------------

          The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

     Registration Fee                                       $     537
     Nasdaq SmallCap Stock Market Additional Listing Fee    $   5,000
     AccountingxFeeseand Expenses*                          $   1,250
     Legal Fees and Expenses*                               $   6,000
     Blue Sky Fees and Expenses*                            $     500
     Registrar and Transfer Agent Fee*                      $     500
     Miscellaneous*                                         $     713
          Total                                             $  14,500

--------------------
* Estimated

Item 15.  Indemnification Of Directors And Officers.
---------------------------------------------------


     Sections 17-16-852 and 17-16-856 of the Wyoming Business Corporation Act (the "Wyoming Act") provide for mandatory indemnification by a corporation of reasonable expenses incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was wholly successful, on the merits or otherwise, in defense of the proceeding.

     In addition, under Section 17-16-851 of the Wyoming Act, a corporation may indemnify a director who is party to a proceeding because of his status as a director if "(i) He conducted himself in good faith; and (ii) He reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v) [under which a corporation may include provisions in its permitting further indemnification of directors]."

     Under Section 17-16-856 of the Wyoming Act, an officer may be indemnified to the same extent as directors. If an officer is not also a director, the corporation may further indemnify him except for (i) liability in actions brought by or in the right of the corporation, other than for reasonable expenses incurred therein, or (ii) liability arising out of conduct that constitutes receipt of an improper personal benefit to which he is not entitled, intentional infliction of harm on the corporation or the shareholders, or intentional violation of criminal law. If an officer also is a director but the proceeding was brought solely on the basis of his status as an officer, he also may be indemnified as provided in this paragraph.

     Our articles of incorporation provide that directors and officers shall be indemnified for reasonable expenses or liability incurred in connection with any proceeding to which they are made a party by reason of their status as a director or officer except if they are adjudged to be liable for fraud or misconduct.

     The provisions of Section 17-18-101 and the following sections of the Wyoming Act, which sections are referred to as the "Wyoming Management Stability Act", could have the effect of delaying, deferring or preventing change in control of the Company or the removal of existing management, and as a result could prevent our stockholders from being paid a premium for their shares of common stock.

Item 16.  Exhibits.
------------------

4.1       Specimen Common Stock Certificate. Incorporated by reference from
          Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed on October 11, 1996, SEC Registration No. 333-14011.

5         Opinion of Patton Boggs LLP regarding legality.

23.1      Consent of Lovelett, Hargens & Skogen, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

Item 17.  Undertakings.
----------------------

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) that, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming, on,the 15th day of November 1999.

                              DOUBLE EAGLE PETROLEUM AND MINING CO.



                              By:  /s/ Stephen H. Hollis
                                 ------------------------------------------
                                     Stephen H. Hollis, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the Registration Statement appearing below, hereby constitute and appoint Stephen H. Hollis, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

        Signature                      Title                       Date
        ---------                      -----                       ----



 /s/ Stephen H. Hollis     Chairman Of the board, Chief   November 15, 1999
----------------------
Stephen H. Hollis          Executive Officer, President,
                           Treasurer, and Director
                           (Principal Executive Officer
                           and Principal Financial and
                           Accounting Officer)



 /s/ Ken M. Daraie         Director                       November 15, 1999
------------------
Ken M. Daraie



 /s/ Thomas J. Vessels     Director                       November 15, 1999
----------------------
Thomas J. Vessels

                                 EXHIBIT INDEX
    (Attached To And Made A Part Of This Registration Statement On Form S-3
       For Double Eagle Petroleum And Mining Co. Dated November 16, 1999)

     The following is a complete list of Exhibits filed as part of this Registration Statement:

Number    Description
------    -----------

4.1       Specimen Common Stock Certificate. Incorporated by reference from
          Exhibit 4.1(a) of the Registrant's Registration Statement on Form SB-2 filed on October 11, 1996, SEC Registration No. 333-14011.

5         Opinion of Patton Boggs LLP regarding legality.

23.1      Consent of Lovelett, Hargens & Skogen, P.C.

23.2 Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5).

                                                                       Exhibit 5
                                                                       ---------
                               November 16, 1999


Double Eagle Petroleum And Mining Co.
777 Overland Trail (P.O. Box 766)
Casper, Wyoming 82601

Gentlemen and Ladies:

     We have acted as counsel for Double Eagle Petroleum And Mining Co. (the "Company") in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 500,000 shares of the Company's $.10 par value common stock (the "Common Stock").

     We have examined the Company's Articles Of Incorporation, as amended, its Bylaws, as amended, and the record of its corporate proceedings with respect to the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the 500,000 shares of Common Stock whose transfer is being registered by the Company will be, if and when sold and delivered as described in the Company's Registration Statement on Form S-3 (the "Registration Statement"), legally issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering and to the filing of this opinion as an exhibit to the Company's Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                              Very truly yours,

                              /s/ Patton Boggs LLP

                              PATTON BOGGS LLP

                                                                    Exhibit 23.1
                                                                    ------------

                        Lovelett, Hargens & Skogen, P.C.
                          Certified Public Accountants

                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference into this Registration Statement of Double Eagle Petroleum And Mining Co. (the "Company") on Form S-3 of our report dated October 22, 1998 relating to the Company's financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended August 31, 1998.

     We also consent to the reference to us under the heading "Experts" in this Registration Statement.

LOVELETT, HARGENS & SKOGEN, P.C.

/s/ Lovelett, Hargens & Skogen, P.C.

Casper Wyoming
November 15, 1999